Camber Energy, Inc. - S-3

Exhibit 3.11

Certificate of Formation Limited Liability Company
Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $300		Filed in the Office of the Secretary of State of Texas Filing #: 801983235 05/02/2014 Document #: 542264300002 Image Generated Electronically for Web Filing

Article 1 - Entity Name and Type
The filing entity being formed is a limited liability company. The name of the entity is:
LEI Operatinq LLC
Article 2 - Registered Agent and Registered Office
☐ A. The initial registered agent is an organization (cannot be company named above) by the name of:

OR
☑ B. The initial registered agent is an individual resident of the state whose name is set forth below:
Name:
Anthony C Schnur
C. The business address of the registered agent and the registered office address is:
Street Address:
3555 Timmons Ln, Ste. 1550 Houston TX 77027
Consent of Registered Agent
☐ A. A copy of the consent of registered agent is attached.
OR
☑ B. The consent of the registered agent is maintained by the entity.
Article 3 - Governing Authority
☐ A. The limited liability company is to be managed by managers.
OR
☑ B. The limited liability company will not have managers. Management of the company is reserved to the members. The names and addresses of the governing persons are set forth below:

Managing Member 1: (Business Name) Lucas Energy Inc.
Address: 3555 Timmons Ln, Ste. 1550 Houston TX, USA 77027
Article 4 - Purpose
The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information
Supplemental Provisions / Information

[The attached addendum, if any, is incorporated herein by reference.]

Organizer
The name and address of the organizer are set forth below.
Lucas Energy, Inc. 3555 Timmons Lane, Houston, Texas 77027
Effectiveness of Filing
☑ A. This document becomes effective when the document is filed by the secretary of state.
OR
☐ B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:
Execution
The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.
Anthony C. Schnur on behalf of Lucas Energy, Inc.
Signature of Organizer

FILING OFFICE COPY